SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                (Amendment No. ) 1


                                Merix Corporation
                                -----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    590049102
                                    ---------
                                 (CUSIP Number)

                                October 27, 2004
                                ----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                              (Page 1 of 16 Pages)

-----------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 590049102                                  13G                       Page      2       of       16      Pages
          ---------                                                                 -----------      ------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         1,219,753
            PERSON           -----------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            1,219,753
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,219,753
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.4%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
----------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 590049102                                  13G                       Page      3       of       16      Pages
          ---------                                                                 -----------      ------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         1,219,753
            PERSON           -----------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            1,219,753
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,219,753
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.4%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
----------------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 590049102                                  13G                       Page      4       of       16      Pages
          ---------                                                                 -----------      ------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         1,219,753
            PERSON           -----------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            1,219,753
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,219,753
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.4%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 590049102                                  13G                       Page      5       of       16      Pages
          ---------                                                                 -----------      ------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         240,790
            PERSON           -----------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            240,790
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             240,790
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.25%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 590049102                                  13G                       Page      6       of       16      Pages
          ---------                                                                 -----------      ------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         219,550
            PERSON           -----------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            219,550
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             219,550
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.14%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 590049102                                  13G                       Page      7       of       16      Pages
          ---------                                                                 -----------      ------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Explorers Partners, L.P.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         21,240
            PERSON           -----------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            21,240
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             21,240
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.11%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 590049102                                  13G                       Page      8       of       16      Pages
          ---------                                                                 -----------      ------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         836,179
            PERSON           -----------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            836,179
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             836,179
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.4%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 590049102                                  13G                       Page      9       of       16      Pages
          ---------                                                                 -----------      ------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Buccaneer's Offshore, Ltd.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         139,084
            PERSON           -----------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            139,084
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             139,084
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.7%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------------------------------------------------------------------------------------------------
CUSIP NO. 590049102                                  13G                       Page      10       of       16      Pages
          ---------                                                                 ------------      ------------
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Explorers Offshore, Ltd.
----------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
----------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
----------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY        -----------------------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         3,700
            PERSON           -----------------------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                             -----------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            3,700
----------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,700
----------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

----------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.02%
----------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
----------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 590049102     13G       Page      11       of       16      Pages
          ---------                    ------------      ------------
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Merix Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1521 Poplar Lane
                  Forest Grove, OR 97116

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Explorers Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Buccaneer's Offshore, Ltd.
                  Galleon Explorers Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda
                  For Galleon Buccaneer's Offshore, Ltd.: Cayman Islands
                  For Galleon Explorers Offshore, Ltd.: Cayman Islands
                  For each Reporting Person other than Raj Rajaratnam, Galleon
                    Captains
                  Offshore, Ltd., Galleon Buccaneer's Offshore, Ltd., and
                    Galleon Explorers Offshore, Ltd.: Delaware

--------------------------------------------------------------------------------
CUSIP NO. 590049102     13G       Page      12       of       16      Pages
          ---------                    ------------      ------------
--------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value

ITEM 2(E).  CUSIP NUMBER:

                  590049102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP.

         For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management,
         L.L.C.:

         (a) Amount Beneficially Owned:

                  1,219,753 shares of Common Stock

         (b) Percent of Class:

                  6.4% (Based upon 19,197,111 shares of Common Stock
                       outstanding)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,219,753

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,219,753

         For Galleon Advisors, L.L.C.:

         (a) Amount Beneficially Owned:

                  240,790 shares of Common Stock

         (b) Percent of Class:

                  1.25% (Based upon 19,197,111 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 240,790

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        240,790

--------------------------------------------------------------------------------
CUSIP NO. 590049102     13G       Page      13       of       16      Pages
          ---------                    ------------      ------------
--------------------------------------------------------------------------------

         For Galleon Captains Partners, L.P.:

         (a) Amount Beneficially Owned:

                  219,550 shares of Common Stock

         (b) Percent of Class:

                  1.14% (Based upon 19,197,111 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 219,550

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        219,550

         For Galleon Explorers Partners, L.P.:

         (a) Amount Beneficially Owned:

                  21,240 shares of Common Stock

         (b) Percent of Class:

                  0.11% (Based upon 19,197,111 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 21,240

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        21,240

         For Galleon Captains Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                  836,179 shares of Common Stock

         (b) Percent of Class:

                  4.4% (Based upon 19,197,111 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 836,179

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of:
                       836,179

--------------------------------------------------------------------------------
CUSIP NO. 590049102     13G       Page      14       of       16      Pages
          ---------                    ------------      ------------
--------------------------------------------------------------------------------

         For Galleon Buccaneer's Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                  139,084 shares of Common Stock

         (b) Percent of Class:

                  0.7% (Based upon 19,197,111 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 139,084

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        139,084

         For Galleon Explorers Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                  3,700 shares of Common Stock

         (b) Percent of Class:

                  0.02% (Based upon 19,197,111 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 3,700

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        3,700

Pursuant to the partnership agreement of Galleon Captains Partners, L.P., and Galleon Explorers Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., and Galleon Explorers Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Buccaneer's Offshore, Ltd., and Galleon Explorers Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Explorers Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Buccaneer's Offshore, Ltd., and Galleon Explorers Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary

--------------------------------------------------------------------------------
CUSIP NO. 590049102     13G       Page      15       of       16      Pages
          ---------                    ------------      ------------
--------------------------------------------------------------------------------

interest therein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------
CUSIP NO. 590049102     13G       Page      16       of       16      Pages
          ---------                    ------------      ------------
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        /s/ Raj Rajaratnam
                        --------------------------------------------------------
                        Raj Rajaratnam, for HIMSELF;
                        For GALLEON MANAGEMENT, L.P., as the Managing Member of
                           its General Partner, Galleon Management, L.L.C.;
                        For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                        For GALLEON ADVISORS, L.L.C., as its Managing Member; For GALLEON CAPTAINS PARTNERS, L.P., as the Managing
                           Member of its General Partner, Galleon Advisors, L.L.C.;
                        For GALLEON EXPLORERS PARTNERS, L.P., as the Managing
                           Member of its General Partner, Galleon Advisors, L.L.C.;
                        For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing
                           Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                        For GALLEON BUCCANEER'S OFFSHORE, LTD., as the Managing
                           Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                        For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing
                           Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory


Dated:  November 12, 2004

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                        /s/ Raj Rajaratnam
                        --------------------------------------------------------
                        Raj Rajaratnam, for HIMSELF;
                        For GALLEON MANAGEMENT, L.P., as the Managing Member of
                           its General Partner, Galleon Management, L.L.C.;
                        For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                        For GALLEON ADVISORS, L.L.C., as its Managing Member; For GALLEON CAPTAINS PARTNERS, L.P., as the Managing
                           Member of its General Partner, Galleon Advisors, L.L.C.;
                        For GALLEON EXPLORERS PARTNERS, L.P., as the Managing
                           Member of its General Partner, Galleon Advisors, L.L.C.;
                        For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing
                           Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                        For GALLEON BUCCANEER'S OFFSHORE, LTD., as the Managing
                           Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                        For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing
                           Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory


Dated:  November 12, 2004